UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2016

Cocrystal Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55158	35-2528215
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1860 Montreal Rd, Tucker, GA	30084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 892-8800

(Former name or former address, if changed since last report.):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01
Other Events

On November 7, 2016, Cocrystal Pharma, Inc. (the “Company”) announced positive data from a randomized, double-blind Phase Ia/Ib study of CC-31244, a pan-genotypic, potent NS5B non-nucleoside inhibitor (NNI), for the treatment of chronic hepatitis C virus (HCV) infection.

CC-31244 is an investigational, oral, potent, pan-genotypic NNI with high barrier to drug resistance designed and developed using the Company's proprietary structure-based drug discovery technology. The molecule interacts with the NS5B RNA polymerase of all major HCV genotypes.

The study is designed to evaluate CC-31244's safety/tolerability and pharmacokinetics, including food effect and antiviral activity. The study includes two groups: Group A (single ascending doses, and multiple doses in healthy volunteers), and Group B (multiple doses in HCV infected individuals).

The study has dosed a total of 42 healthy volunteers with single (20, 50, 100, 200 and 400 mg) and multiple doses of CC-31244 at 200 and 400 mg for 7 days. Five HCV GT1 infected patients were dosed, four with 400 mg of CC-31244 once daily for 7 days and one with placebo.

Data from the once daily 400 mg dosing arm demonstrate that CC-31244 had a substantial and durable antiviral effect with an average HCV RNA viral load decline from baseline of 3 log orders by 48 hours after dosing. The average viral load at 6 days post last dose remained on average 1.9 log orders below baseline. In addition, no viral breakthrough was observed during the treatment period. No serious adverse event was reported. The Company cannot offer assurances that future clinical results will be comparable to initial data.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cocrystal Pharma, Inc.
Date: November 7, 2016	By:	/s/ Walt A. Linscott Name: Walt A. Linscott Title: General Counsel and Secretary